Colmena Corp.
                            A publicly held Delaware
                                   corporation
                              (Stock Symbol "CLME")

                               www.colmenacorp.com

Anthony Q. Joffe
President & Chief Executive Officer

Vanessa H. Lindsey
Vice President, Secretary & Chief Administrative Officer

Adam Wasserman
Treasurer & Chief Financial Officer

Anthony Q. Joffe; Edward C. Dmytryk, G. Richard Chamberlin;
Lawrence R. Van Etten;  Vanessa H. Lindsey; Robert S. Gigliotti
-----------------
Board of Directors


                       Administrative & Executive Offices

                               101 SW 11th Avenue
                            Boca Raton, Florida 33486
                    (561) 392-6010 email: joffe@bellsouth.net




October 15, 2003
Mr. Jeff Foss, CEO
National ComTel Network Inc.
18340 Ventura Blvd., Suite 218
Tarzana, CA 91357

By facsimile transmission to 818-776-9770

         Re:      Potential Reorganization with Colmena Corp.

Dear Mr. Foss:

         This letter of intent confirms the status of negotiations concerning a proposed transaction between Colmena Corp., a Delaware corporation with a class of securities registered under Section 12(g) of the Securities Exchange Act of 1934, as amended ("Colmena" and the "Exchange Act," respectively), and National ComTel Network Inc. ("National ComTel"), a corporation organized and operating under the laws of the State of California.

         This letter of intent with National ComTel is non-exclusive since Colmena may be negotiating a potential reorganization with other companies as well. In the event that Colmena and National ComTel sign the definitive Agreements contemplated by this letter, however, Colmena will immediately withdraw from further negotiations with all other companies.

         National ComTel is engaged in the business of providing a complete line of telecommunications services to business and residential users, as more particularly described at its website located at www.NationalComTel.com, and has plans to materially expand through sales development, contractual opportunities with communications technology suppliers, and potential acquisitions.

         If the following comports with your understanding of the proposed transaction, please sign a copy of this letter and return it to us by facsimile transmission followed by hard copy, whereupon this letter will constitute a binding agreement by each of the undersigned to use our best efforts to effect the contemplated transaction at the earliest practicable time, subject to due diligence review and good faith negotiations by our respective representatives. It will also constitute a direction by the undersigned, on behalf of their organizations, to Kevin W. Dornan, Esquire, as legal counsel to Colmena ("Mr. Dornan"), and legal counsel designated by National ComTel and its securities holders to immediately commence preparation of required documentation, including, without limitation, an acquisition agreement (the "Acquisition Agreement") and employment or consulting agreements for all National ComTel executive officers who do not currently have such agreements and who are deemed essential by Colmena (generically hereinafter referred to as the "Employment Agreements").

         It is anticipated that Mr. Dornan will prepare the initial drafts of the Acquisition Agreement and the Employment Agreements and that legal counsel designated by National ComTel and the National ComTel securities holders will review them and propose required modifications, if any (the foregoing agreements, all exhibits required therefor and all instruments,


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certificates,  resolutions,  opinions, etc. called for thereby being hereinafter collectively referred to as the "Agreements" or generically as an "Agreement").

         Upon presentation of drafts of the Agreements, National ComTel will review them with its legal counsel and other advisors whereupon, we will all use our best efforts to promptly negotiate acceptable revisions thereto, provided that, with reference to any comments on the Agreements, the commenting party must propose specifically worded alternatives which, if accepted by the other party, will constitute the Agreement or Agreements to be used for purposes of the proposed transaction, subject to satisfactory due diligence reviews.

         National ComTel agrees to provide Colmena with completed independent audits of its financial statements for the fiscal years ended September 30, 2003 and 2002 (which time periods conform to Colmena's fiscal year end), and (if required) with reviewed quarterly financial statements for all quarters ended during the interim between October 1, 2003 and the closing on the proposed acquisition (collectively hereinafter referred to as the "Audits"). All such financial statements will comply with the audit requirements of Regulation SB promulgated by the United States Securities and Exchange Commission. The parties further agree to use their best efforts to complete the related due diligence review in time to permit them to sign the Acquisition Agreement on or about November 15, 2003, with closing to take place as soon after December 31, 2003 as is practicable, and as specified in the Acquisition Agreement.

         A party may withdraw from this Letter Agreement in the event mutually acceptable terms cannot be agreed upon in good faith as contemplated above, if due diligence reveals the inaccuracy of any material representations, or if National ComTel is unable to comply with the requirements of Regulation SB and the parties are unable, after reasonable efforts, to obtain Commission consent to an exemption from such requirements for all purposes pertaining to Colmena's reporting obligations under the Exchange Act. Colmena may also withdraw from this Letter Agreement if it enters into definitive agreements with another company prior to finalizing the Agreements with National ComTel.

OUTLINE OF PROPOSED TRANSACTIONS

1. A. National ComTel and its affiliates will consolidate all current related business enterprises permitting consolidation of their financial statements pursuant to generally accepted accounting principles, consistently applied ("GAAP"), the resulting consolidated entity being hereinafter referred to as "National ComTel Group."

         B. At closing, National ComTel Group will have no related party loans and its aggregate liabilities will not exceed $750,000 (including its SBA loan in the amount of approximately $650,000).

2. National ComTel has represented to Colmena (subject to current review by the accountants for National ComTel) that during the period from January 1, 2003 until June 30, 2003, on an a pro forma, accrued basis in accordance with GAAP, National ComTel Group's:



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         A. Gross revenues were $712,156

         B. Total expenses were $560,138

         C. Net, pre-tax profits were $152,018

         D. Total assets were $365,498

         E. Liabilities (excluding the SBA loan) were $65,331

         F. Net, tangible assets (excluding the SBA loan) were $300,167

(the foregoing being collectively hereinafter referred to as the "National ComTel Group Predicates," which must be accurate within 10% of the figures in the audited financial statements).

3. The proposed acquisition is subject to the condition precedent that all material executive officers and directors for National ComTel will have entered into Employment Agreements with National ComTel Group, on terms satisfactory to Colmena.

4. The following proposals assume that at closing on the proposed reorganization, Colmena will have approximately 200,000,000 shares of its common stock, $0.01 par value per share, outstanding or reserved for issuance pursuant to binding commitments (e.g., conversion of its Class A preferred stock), with no securities not convertible into common stock being outstanding. Any differences in such assumptions will result in a corresponding adjustment to the proposal so that the relative percentages remain the same.

A. Subject to the foregoing, Colmena would, at its election, either acquire all of the assets and operations of National ComTel Group or all of National ComTel Group's securities from National ComTel Group securities holders, or a combination thereof, in exchange for at least 51% of the outstanding common stock of Colmena on the date of closing, with additional shares of Colmena common stock reserved for issuance pursuant to the provisions in subsection B immediately below.

         B. At the end of the twelfth month following closing on the proposed transaction, if National ComTel Group achieves 90% of its profit projections (which projections will be established by the time of closing), Colmena will issue such additional shares of common stock so as to give National ComTel a total of 70% of the outstanding shares of Colmena's common stock at that time. If National ComTel Group fails to meet 90% of its profit projections at that time, the number of additional shares to be issued will be adjusted in proportion to the percentage of profit projections actually achieved.

         C. The securities will be issued without registration under federal or state securities laws in reliance on available exemptions from registration requirements provided under Sections 3(b), 4(1), 4(2) or 4(6) of the Securities Act of 1933, as amended (the "Securities Act") or


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regulations promulgated thereunder (e.g., Regulation D), and under comparable state law exemptions in the jurisdictions where the subscribers reside.

5. A. Colmena will, immediately prior to closing, have 650,000,000 shares of common stock, $0.01 par value, and 10,000,000 shares of preferred stock, $0.01 par value authorized.

         B. Of the 10,000,000 shares of preferred stock, $0.01 par value authorized, 8,000,000 will have no current attributes, any attributes to be designated by the Colmena board of directors prior to issuance, and 2,000,000 shares will have been designated as Class A, non-voting convertible preferred stock.

6. A. Mr. Foss and other people associated with National ComTel Group (for purposes of this letter of intent, such persons being collectively and generically hereinafter referred to as the "National ComTel Parties") hereby agree that the terms of the proposed transaction will be kept confidential during the pendency of the negotiations called for hereby.

         B. Notwithstanding the foregoing, the National ComTel Parties will comply with their obligations to publicly disseminate information concerning this Agreement in filings with the Securities and Exchange Commission, in form and substance reasonably approved by the National ComTel Parties.

C. (1) In conjunction with the foregoing, the National ComTel Parties have been and will be provided with information concerning Colmena that constitutes material inside information, as defined for purposes of Sections 20A and 21A of the Exchange Act ("Inside Information").

                  (2) Such Inside Information was or will be provided in conjunction with pending negotiations and pursuant to Colmena's obligations under the Securities Act and the Exchange Act, to provide full and complete disclosure.

                  (3) Such Inside Information may not be disclosed to anyone other than pursuant to compulsory legal process or with the prior written consent of Colmena, until after such information has been publicly disseminated.

                  (4) The National ComTel Parties acknowledge that improper disclosure of such Inside Information constitutes a violation of the civil and criminal provisions of Sections 20A and 21A of the Exchange Act.

(5) The National ComTel Parties further acknowledge that during the pendency of negotiations, no one who is made privy to such Inside Information should engage in any transactions involving publicly traded Colmena securities.

(6) National ComTel also understands that this letter of intent will be filed with the Securities and Exchange in Commission, and that the information contained herein is based, in part, on information provided by National ComTel to Colmena.


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7. A. Since Colmena will be expending a great deal of time, effort, and money to perform its due diligence and prepare for the contemplated acquisition, the National ComTel Parties agree to deal exclusively with Colmena with regard to discussions relating to the sale of National ComTel Group for at least 45 days after this letter is fully executed by both parties.

B. The National ComTel Parties will not, directly or indirectly, (i) solicit submission of offers from any person other than Colmena relating to any acquisition of the stock or assets of National ComTel Group, or any merger, consolidation or business combination with National ComTel Group (an "Acquisition Proposal"), (ii) respond in any way to an unsolicited Acquisition Proposal, or (iii) participate in any discussions or negotiations with, or furnish any non-public information regarding an Acquisition Proposal to, any person other than Colmena.

C. The National ComTel Parties agree to give Colmena reasonable access to National ComTel Group's business facilities, financial information, business records, management and employees to allow Colmena to satisfactorily complete its due diligence.

8. The parties further agree that prior to closing and as part of the due diligence process:

A. They will provide each other with complete copies of each other's articles of incorporation, by-laws and corporate minutes; of each other's current list of shareholders, showing the amount of shares owned by each shareholder; and a list of their current officers and directors showing any shares or options owned.

B. Colmena will provide National ComTel with a list of any market makers in Colmena stock, and with a listing and related information concerning all "restricted stock" held.

C. Each party's ongoing business activities (including but not limited to existing contractual obligations, employment contracts and employment-related benefits, independent contractor agreements, and leases) are subject to review and approval by the other party.

9. The proposed reorganization is also subject to approval by the SBA of National ComTel's change in ownership or, absent that, to National ComTel's ability to find an acceptable lending source to refinance the SBA loan. National ComTel further reserves the right to withdraw from this letter of agreement within 30 days of the date hereof in the event that estimates for accounting and legal fees related to the proposed reorganization exceed what National ComTel believes to be financially feasible.

         We mutually understand, of course, that this letter constitutes a binding agreement with respect to the transaction contemplated herein only to the extent set forth in this letter, including all provisions in Paragraph 6 and the three sub-paragraphs within Paragraph 7. Other than as set forth herein, each of us will only be bound by the Acquisition Agreement and the other transaction agreements and documents concluded at the closing containing terms and conditions mutually satisfactory to both of us.

         Please indicate your concurrence with the foregoing by signing a copy of this letter or


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transmission, in the space indicated, and thereafter transmitting such executed copy in the manner heretofore described.

Very truly yours,

COLMENA CORP.

/s/ Anthony Q. Joffe

Anthony Q. Joffe
President



The foregoing is hereby accepted, as of the date first above written

National ComTel Network Inc. and its Securities Holders



By:  /s/ Jeff Foss
Jeff Foss
President and authorized representative for all of the securities holders of National ComTel Network Inc.



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Copies:   Kevin W. Dornan, Esquire
          Legal counsel designated by National ComTel and the National ComTel securities holders



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